EXHIBIT 10.1

AMENDMENT TO EMPLOYMENT AGREEMENT

THIS AMENDMENT TO EMPLOYMENT AGREEMENT (“Amendment”) is made and entered into as of the 12th day of September 2016 and between CenterState Banks, Inc. (the “Corporation” or the “Employer”), and Ernest S. Pinner (the “Executive”).

WHEREAS, the Employer and the Employee are parties to an Employment Agreement dated February 11, 2011, as amended by the First Amendment thereto (the “Employment Agreement”); and

WHEREAS, the parties desire to enter into this Amendment to amend certain provisions of the Employment Agreement.

NOW, THEREFORE, in consideration of these premises, the mutual covenants contained herein, and other good and valuable consideration the receipt and sufficiency of which are hereby acknowledged, the Employer and the Executive agree as follows:

1.Defined Terms.  Capitalized terms used in this Amendment which are not otherwise defined in this Amendment shall have the meanings given to such terms in the Employment Agreement.

2.Amendment of Section 1.1 of the Employment Agreement.  Section 1.1 of the Employment Agreement is amended by deleting the first sentence in its entirety and inserting the following in lieu thereof:

  The Employer hereby employs the Executive to serve as Executive Chairman of the Board of Directors from and after July 17, 2015, and his duties and responsibilities include investor and board relations, according to the terms and conditions of this Agreement and for the period stated in section 1.2.

3.Amendment of Section 1.2 of the Employment Agreement.  Section 1.2 of the  Employment Agreement is amended by deleting the Section in its entirety and inserting the following in lieu thereof:

1.2Term.  The term of employment shall be for a period continuing on the date of this Agreement and ending on December 31, 2020, subject to earlier termination as set forth in this Agreement (the “Term”).

4.Amendment of Section 2.1 of the Employment Agreement.  Section 2.1 of the Employment Agreement is amended by deleting the first sentence in its entirety and inserting the following in lieu thereof:

In consideration of the Executive’s performance of the obligations under this Agreement, the Employer shall pay or cause to be paid to the Executive a salary at the annual rate of not less than $400,000, payable in installments in accordance with the Employer’s regular pay practices.

5.Amendment of Section 3.1(b) of the Employment Agreement.  Section 3.1(b) of the Employment Agreement is amended by changing the reference to Article 2.2(d) in the ninth line of such Section to Article 2.2(a).

6.Amendment of Section 4.1 of the Employment Agreement.  Section 4.1 of the Employment Agreement is amended by deleting the first sentence in its entirety and inserting the following in lieu thereof:

If the Executive’s employment terminates involuntarily but without Cause or voluntarily but with Good Reason, on the first day of the seventh month after the month in which the Executive’s employment terminates, the Employer shall pay to the Executive in a single lump sum cash in an amount equal to the Base Salary for the remainder of the Term following the date of termination of employment, without discount for the time value of money.

7.Amendment of Section 5.1 of the Employment Agreement.  Section 5.1 of the Employment Agreement is amended by deleting the Section in its entirety and inserting the following in lieu thereof:

5.1Change in Control Benefits.  If (i) a Change in Control occurs during the term of this Agreement, and (ii) within 12 months following such Change in Control, either the Employer (or its successor) terminates the Executive’s employment without Cause or the Executive terminates the Executive’s employment with Good Reason, then the Employer (or its successor) shall promptly make or cause to be made a lump-sum payment to the Executive in an amount in cash equal to two and one-half times the sum of (x) the Executive’s Base Salary, and (y) the highest annual bonus earned by the Executive during the prior three years (including the full value of the annual award, whether payable in cash or another form, earned under the Annual Incentive Plan or similar plan) immediately preceding the year in which the Change in Control occurs (the “Change in Control Payment”).  The Change in Control Payment payable to the Executive hereunder shall not be reduced to account for the time value of money or discounted to present value.  If the Executive receives a Change in Control Payment under this section 5.1 the Executive shall not be entitled to any additional severance benefits under section 4.1 of this Agreement after employment termination.  The Executive shall be entitled to benefits under this section 5.1 on no more than one occasion during the term of this Agreement.

8.Amendment of Section 5.3 of the Employment Agreement.  Section 5.3 of the Employment Agreement is amended by deleting the Section in its entirety and inserting the following in lieu thereof:

5.3Section 280G.  (a)Certain Payment Reductions. Anything to the contrary notwithstanding, the amount of any payment, distribution or benefit made or provided by the Employer (or its successor) to or for the benefit of Executive in connection with a Change in Control or the termination of Executive’s employment with the Employer (or its successor), whether payable pursuant to this Agreement or any other agreement between Executive and the Employer (or its successor) or with any person constituting a member of an “affiliated group” (as defined in Section 280G(d)(5) of the Internal Revenue Code) with the Employer (or its successor) or with any person whose actions result in a Change in Control of the Employer (or its successor) (such foregoing payments or benefits referred to collectively as the “Total Payments”), shall be reduced (but not below zero) by the amount, if any, necessary to prevent any part of the Total Payments from being treated as an “excess parachute payment” within the meaning of Section 280G(b)(l) of the Internal Revenue Code, but only if and to the extent such reduction will also result in, after taking into account all applicable state and federal taxes (computed at the highest marginal rate) including Executive’s share of F.I.C.A. and Medicare taxes and any taxes payable pursuant to Section 4999 of the Internal Revenue Code, a greater after-tax benefit to Executive than the after-tax benefit to Executive of the Total Payments computed without regard to any such-reduction. For purposes of the foregoing, (i) no portion of the Total Payments shall be taken into account which in the opinion of the certified public accounting firm that is retained by the Employer (or its successor) (the “Accounting Firm”) does not constitute a “parachute payment” within the meaning of Section 280G(b)(2) of the Internal Revenue Code; (ii) any reduction in payments shall be computed by taking into account that portion of Total Payments which constitute reasonable compensation within the meaning of Section 280G(b)(4) of the Internal Revenue Code in the opinion of such tax counsel; (iii) the value of any non-cash benefit or of any deferred cash payment included in the Total Payments shall be determined by the Employer (or its successor) in accordance with the principles of Section 280G(d)(3)(iv) of the Internal Revenue Code; and (iv) in the event of any uncertainty as to whether a reduction in Total Payments to Executive is required pursuant to this section 5.3(a), the Employer (or its successor) shall initially make the payment to Executive and Executive shall be required to refund to the Employer (or its successor) any amounts ultimately determined not to have been payable under the terms of this Section 5.3(a).

(b)Determination of Certain Payment Reductions. Executive will be permitted to provide the Employer (or its successor) with written notice specifying which of the Total Payments will be subject to reduction or elimination (the “Reduction Notice”). But, if Executive’s exercise of authority pursuant to the Reduction Notice would cause any Total Payments to become subject to any taxes or penalties pursuant to Section 409A of the Internal Revenue Code or if Executive fails to timely provide the Employer (or its successor) with the Reduction Notice, then the Employer (or its successor) will reduce or eliminate the Total Payments in the following order:

(i)first, by reducing or eliminating the portion of the Total Payments that are payable in cash and

 (ii)second, by reducing or eliminating the non-cash portion of the Total Payments, in each case, in reverse chronological order beginning with payments or benefits under the most recently dated agreement, arrangement or award.

Except as set forth in this Section 5.3(b), any Reduction Notice will take precedence over the provisions of any other plan, arrangement or agreement governing Executive’s rights and entitlements to any benefits or compensation.

(c)Responsibilities of the Accounting Firm and the Employer.

(i)Determinations Shall Be Made by the Accounting Firm.  Subject to the provisions of sections 5.3(a) and (b), all determinations required to be made under this Section 5.3, including whether the Total Payments would be treated as an “excess parachute payment” within the meaning of Section 280G of the Internal Revenue Code and the assumptions used to arrive at the determination (collectively, the “Determination”) shall be made by the Accounting Firm, which shall provide detailed supporting calculations both the Employer and the Executive.

(ii)Fees and Expenses of the Accounting Firm and Agreement with the Accounting Firm.  All fees and expenses of the Accounting Firm shall be borne solely by the Employer (or its successor).  The Employer (or its successor) shall enter into any agreement requested by the Accounting Firm in connection with the performance of its services hereunder.

(iii)Accounting Firm’s Opinion.  If the Accounting Firm determines that no portion of the Total Payments will constitute a “parachute payment” within the meaning of Section 280G of the Internal Revenue Code, the Accounting Firm shall furnish the Executive with a written opinion to that effect and to the effect that the failure to report any excise tax under Section 280G and Section 4999 of the Internal Revenue Code, if any, on the Executive’s applicable federal income tax return will not result in the imposition of a negligence of similar penalty.

(iv)Accounting Firm’s Determination is Binding.  The Determination by the Accounting Firm shall be binding on the Employer (or its successor) and the Executive.

9.Effect of Amendment.  Except as expressly modified by this Amendment, the terms, covenants and conditions of the Employment Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, the parties have executed this Amendment as of the date first above written.

CENTERSTATE BANKS, INC.		EXECUTIVE
By:	/s/ John C. Corbett	/s/ Ernest S. Pinner
	John C. Corbett	Ernest S. Pinner
As Its: President & Chief Executive Officer

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